Exhibit 99

HILLENBRAND INDUSTRIES REPORTS 2004 FISCAL YEAR RESULTS

The Company Reported Net Revenues From Continuing Operations of $1,829 Million
And Fully Diluted Earnings Per Share From Continuing Operations of $3.00

The Company Also Provided Earnings Guidance for The 2005 Fiscal Year of
$3.40 to $3.50 Per Fully Diluted Share From Continuing Operations

BATESVILLE, IND., NOVEMBER 16, 2004 – Hillenbrand Industries, Inc. (NYSE:HB) today reported unaudited financial results for its 2004 fiscal year ended September 30, 2004 that included consolidated net income from continuing operations of $188 million, or $3.00 per diluted share, which includes a $0.06 per share charge for a previously announced debt repurchase and a net charge of $0.06 per share for Hill-Rom’s restructuring actions. These results compare to consolidated net income from continuing operations for the 2003 fiscal year of $181 million, or $2.91 per diluted share. Revenues from continuing operations for the year increased $134 million, or approximately 8 percent, to $1,829 million from $1,695 million in the prior year, driven primarily by revenues from acquired businesses, increased revenues at Batesville Casket and the effect of foreign exchange on Hill-Rom’s European operations.

Frederick W. Rockwood, president and chief executive officer, said, “It’s clear that 2004 was a challenging year. While we introduced many new products and fundamentally changed our operating portfolio and capital structure, we also faced increasing competitive pressures, dramatically increased raw material costs, and fell short in execution in some areas.”

He added, “Relative to our last update in September, we realized a $0.06 per share net tax benefit that reduced tax expense. This benefit is offset by several trends that continued to negatively affect operating results. At Batesville Casket commodity pricing for steel, hardwoods, and fuel continued to rise. At the same time volumes were soft, caused by a continued low death rate and increasing cremation rate in the U.S. At Hill-Rom, we experienced some order movement from the fourth quarter into the 2005 fiscal year, as well as higher transportation and sales costs.”

“Our financial performance did not meet my expectations this past year and we are committed to improving results in 2005.” said Mr. Rockwood. “Specifically, we will work on completing plans and actions started in 2004, such as completing our Mediq integration and continuing to focus on returning Hill-Rom’s European operations to profitability. We are focused on ensuring that our businesses are managed for long-term shareholder value creation and we are confident in our ability to profitably grow core business as well as the performance of our acquired businesses.”

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CONSOLIDATED RESULTS – HIGHLIGHTS
Gross Profit increased $23 million to $908 million from the prior year of $885 million, primarily from acquisitions. As a percentage of sales, consolidated gross profit margins of 49.6 percent decreased from 52.2 percent in the prior year period. Health Care rentals represent a larger portion of results in the 2004 fiscal year, as we acquired the Mediq® product lines during the year, and lower gross margin percentages are generally experienced in that business. Also affecting the lower gross profit were the combination of lower volumes and higher material costs in Health Care sales and Funeral Services sales.

Operating Expenses for the year totaled $582 million, a 7 percent increase from $544 million in the 2003 fiscal year. Other operating expenses consist of selling, marketing, distribution, and general administrative costs. The higher expense levels were essentially due to the acquisitions of ARI, Mediq, and NaviCare, which added operating expenses of $41 million. Operating expenses have also increased as a result of higher information technology costs associated with the continued roll-out of our enterprise-wide technology platform, a higher foreign exchange impact on European operating expenses, higher transportation fuel costs and higher legal fees. A partial offset to the increased costs is the elimination for the fiscal year of management incentive compensation of $46 million, as results fell short of our targeted levels, and the payroll and benefits savings resulting from the 2003 Hill-Rom restructuring. As a percentage of revenues, operating expenses decreased to 31.8 percent in the 2004 period from 32.1 percent in the prior year period as a result of additional revenues and synergies from acquired companies.

Income Tax expense and the effective tax rate improved in the fourth quarter due to the establishment of a deferred tax asset related to tax restructuring of foreign operations.

Cash and Cash Equivalents decreased $12 million to $168 million from $180 million at September 30, 2003. The primary reason for the decrease related to the acquisitions of ARI, Mediq and NaviCare during the first six months of 2004, combined with the $75 million payment made in December 2003 as part of the December 2002 settlement of the antitrust litigation with KCI and the June 2004 repurchase of $47 million of debt. As of September 30, 2004 we had no borrowing on our revolving line of credit.

Primary Working Capital (defined as accounts receivable and inventory, less accounts payable) increased $78 million versus the prior year with a $61 million increase in accounts receivable being the primary driver. Approximately $42 million of the increase in accounts receivable is attributable to businesses acquired in the year, with the remainder of the increase coming from accounts receivable collections, previously managed by an outside vendor. These collection operations have just been brought in-house. Inventories increased by $30 million as a result of lower volumes and inventory build in response to labor negotiations with the Steelworkers Union at Batesville Casket’s Batesville location, which were successfully concluded late in the fourth quarter, and inventory build for new product roll-outs and lower volumes at Hill-Rom.

Capital Expenditures for the year were $125 million, driven primarily by costs to implement a company-wide enterprise management system, other plant and equipment expenditures related to the introduction of new products, and investments in the rental fleet.

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HEALTH CARE – HIGHLIGHTS
Capital Sales revenue decreased $12 million, or 1.6 percent, to $737 million in the fiscal year compared to $749 million in 2003. The revenue decrease was primarily attributable to lower patient platform volumes partially resulting from market delays in customer orders caused by the second quarter 2004 introduction of the VersaCare™ bed platform, which will replace our largest selling Advanta™ platform with a more feature-rich product. Results in Europe increased from the effects of a favorable foreign exchange rate and increased volumes of approximately $9 million resulting from the re-launch of the new AvantGuard™ bed platform. As a percentage of sales, gross profit was 48.2 percent in 2004 compared to 50.6 percent in 2003. The decrease in gross profit dollars was primarily associated with lower volumes, and competitive pricing pressures in most markets and commodity costs.

Rental revenue increased $134 million, or 42.1 percent, to $452 million in the fiscal year compared to $318 million in 2003. The overall increase in rental revenue was attributable to the ARI and Mediq acquisitions made during the first two quarters of 2004. ARI, whose financial performance has exceeded our expectations, increased rental revenues by $61 million, and Mediq contributed $80 million. While Mediq’s overall integration continues to progress ahead of plan, financial results were below expectations due to several transition issues which are being addressed by management. As a percentage of sales, gross profit was 44.9 percent of revenues in 2004 compared to 49.4 percent of revenues in the prior year as the Mediq® line generally has a lower margin rate.

FUNERAL SERVICES – HIGHLIGHTS
Funeral Services revenue of $640 million increased $12 million from the $628 million reported in the prior year. Favorable price realization (that is, net revenues after discounts) of $22 million and increased Options® cremations products and other miscellaneous product accessory revenues of $6 million were partially offset by a decline in volume of nearly 2 percent or approximately $6 million, along with an unfavorable product mix of $10 million in gross revenues. Gross profit increased only $1 million to $350 million in the year from the $349 million reported in the comparable prior year, attributable to higher revenues offset by increased commodity prices and start up costs in a new manufacturing facility in Mexico.

For a more complete review of Hillenbrand’s fiscal 2004 results, please refer to its Annual Report on Form 10-K for the year-ended September 30, 2004. This report should be filed with the Securities and Exchange Commission (SEC) on or around December 10, 2004.

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GUIDANCE SUMMARY FOR 2005
Hillenbrand Industries is providing detailed guidance for the full fiscal 2005 year. In the past, management provided guidance for each quarter. Management is focused on operating the business based on results and information obtained over the long term and believes it’s in the best interests of shareholders to focus on trends beyond those reported in each quarter. Thus, we are changing our practice to include annual guidance rather than the quarterly guidance provided in past years.

All guidance amounts are from continuing operations and before special items. This guidance does not include any required changes for expensing stock options in accordance with the SFAS #123 project currently being considered by the Financial Accounting Standards Board. As in the past, management encourages all current and potential investors to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC.

					Corporate
			Batesville		and Other
	Hill-Rom		Casket		Expense		Consolidated

Outlook for 2005
($ in millions, except EPS)	Low	High	Low	High	Low	High	Low	High
Net revenues
Health Care sales	778	796					778	796
Health Care therapy rentals	501	518					501	518
Funeral Services			646	661			646	661

Total revenues	1,279	1,314	646	661	—	—	1,925	1,975
Gross margin		47.0%		56.0%				50.0%

Other operating expenses	408	418	170	174	46	47	624	639
Income before taxes from continuing operations	193	200	192	196	(46)	(47)	339	349

Tax rate								37%

Diluted earnings per share from continuing operations							3.40	3.50
Average shares outstanding – diluted								62.8

Capital expenditures and intangibles		125		20		10		155
Depreciation and amortization		110		20		10		140

ANALYST CONFERENCE WEB CAST
The company will conduct a Web cast beginning at 8:00 a.m. EST today of its half-day investor meeting. During the meeting, management will discuss the results for the year ended September 30, 2004, along with expectations for the 2005 fiscal year. The Web cast is available at http://www.placeware.com/cc/vcc/join?id=w849882&role=attend&pw=MJJ4DX. Audio for the web cast: Domestic callers dial in: (800)-811-8830 International callers dial in: (913) 981-4904. Both are to use confirmation code 849882. The Web cast will be archived through November 30, 2004 on Hillenbrand’s Web site www.hillenbrand.com for those who are unable to listen to the live Web cast. Interested parties may also access the Web cast audio by dialing (888)-203-1112 and internationally at (719) 457-0820. For the replay, callers will need to use confirmation code 849882.

ABOUT HILLENBRAND INDUSTRIES INC.
Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for two major wholly owned businesses serving the health care and funeral services industries. Hill-Rom Company is a recognized manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2003 and, when filed, the Company’s Annual Report on Form 10-K for the year ended September 30, 2004. The Company assumes no obligation to update or revise any forward-looking statements.

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Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions)

	Quarterly Period Ended		Fiscal Year Ended		12 months Ended
Condensed Statement of Earnings	09/30/04	09/30/03	09/30/04	09/30/03	09/30/02
Net revenues
Health Care sales	$204	$199	$726	$749	$787
Acquisition revenue – Mediq	$4		$11
Health Care therapy rentals	74	80	311	318	328
Acquisition revenue – ARI	17		61
Acquisition revenue – Mediq	28		80
Funeral Services sales	147	156	640	628	621

Total revenues	474	435	1,829	1,695	1,736
Cost of revenue
Health Care cost of sales	104	96	379	370	393
Acquisition cost of revenues – Mediq	2		3
Health Care therapy rental expenses	40	41	162	161	172
Acquisition cost of revenues – ARI	7		23
Acquisition cost of revenues – Mediq	24		64
Funeral Services cost of sales	70	69	290	279	285

Total cost of revenue	247	206	921	810	850
Gross profit
Health Care	100	103	348	379	394
Acquisition – Mediq	2		7
Health Care therapy rentals	34	39	149	157	156
Acquisition – ARI	10		38
Acquisition – Mediq	4		16
Funeral Services	77	87	350	349	336

Total gross profit	227	229	908	885	886

Operating expense	153	138	582	544	585

Income from continuing operations	45	42	188	181	56

Net Income	$63	$6	$111	$138	$44

Diluted earnings per share:
Earnings per share from continuing operations	$0.73	$0.66	$3.00	$2.91	$0.90
Earnings per share	$1.01	$0.10	$1.77	$2.22	$0.70

Dividends per common share	$0.27	$0.25	$1.08	$1.00	$0.98

Capital Structure
Cash and cash equivalents	$168	$180	$168	$180	$296
Total debt	$360	$155	$360	$155	$322
Equity	$1,102	$1,159	$1,102	$1,159	$999